Exhibit 4.3

THIRD SUPPLEMENTAL INDENTURE

dated as of January 28, 2011

with respect to the:

INDENTURE

Dated as of March 2, 2007

by and among

VALASSIS COMMUNICATIONS, INC., as Issuer

THE SUBSIDIARY GUARANTORS PARTY HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of January 28, 2011, by and among Valassis Communications, Inc., a Delaware corporation (the “Company”), the subsidiary guarantors party hereto (the “Guarantors”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”) for the Company’s 8 1/4% Senior Notes due 2015 (the “Notes”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture (the “Original Indenture”), dated as of March 2, 2007, providing for the issuance of the Notes, which Original Indenture has been supplemented by a First Supplemental Indenture, dated as of April 20, 2009, and a Second Supplemental Indenture, dated as of October 19, 2010 (the Original Indenture as amended, supplemented, waived or otherwise modified, the “Indenture”);

WHEREAS, the Company has offered to purchase any and all of the outstanding Notes (the “Offer”) and has solicited consents (the “Solicitation”) to certain amendments to the Indenture pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement, dated January 13, 2011;

WHEREAS, Section 9.02 of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes outstanding;

WHEREAS, in accordance with Section 9.02 of the Indenture, the Company has obtained the written consent to the proposed amendments to the Indenture from the Holders of at least a majority in aggregate principal amount of the Notes outstanding; and

WHEREAS, the Company and the Guarantors are authorized to enter into this Third Supplemental Indenture and the Trustee has received an Opinion of Counsel and an Officers’ Certificate stating that the execution of this Third Supplemental Indenture is permitted by the Indenture and all conditions precedent under the Indenture have been satisfied.

NOW, THEREFORE, for and in consideration of the foregoing premises, and for the good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

A G R E E M E N T S

SECTION 1.01. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

SECTION 2.01. Amendments to Indenture and Notes. At such time as the Company delivers written notice to the Trustee and D.F. King and Co., Inc., in its capacity as the depositary for the Notes with respect to the Offer, that Notes representing at least a majority in aggregate principal amount of the Notes outstanding have been validly tendered and not validly withdrawn pursuant to the Offer and accepted for purchase:

(a) The following Sections of the Indenture, and any corresponding provisions in the Notes, shall be deleted in their entirety and replaced with “Intentionally Omitted,” and all references made thereto throughout the Indenture and the Notes shall be deleted in their entirety:

Existing Section or Subsection Number	Caption
SECTION 4.03	Reports to Holders
SECTION 4.05	Taxes
SECTION 4.06	Stay, Extension and Usury Laws
SECTION 4.07	Limitation on Restricted Payments
SECTION 4.08	Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
SECTION 4.09	Limitation on Incurrence of Additional Indebtedness
SECTION 4.10	Limitation on Preferred Stock of Restricted Subsidiaries
SECTION 4.11	Asset Sales
SECTION 4.12	Limitations on Transactions with Affiliates
SECTION 4.13	Limitation on Liens
SECTION 4.14	Conduct of Business
SECTION 4.15	Offer to Repurchase Upon Change of Control
SECTION 4.16	Additional Guarantees
SECTION 5.01	Merger, Consolidation, or Sale of Assets

(b) Section 4.04 of the Indenture shall be amended by deleting the text of such Section in its entirety and replacing it with the following text:

SECTION 4.04. Compliance Certificate.

The Company shall deliver to the Trustee not less often than annually an Officer’s Certificate stating that as to each such Officer’s knowledge the Company has complied with all conditions and covenants under this Indenture.

(c) The definition of “Event of Default” in Section 6.01 of the Indenture shall be amended by deleting the text of such definition in its entirety and replacing it with the following text:

SECTION 6.01. Events of Default.

Any of the following events shall constitute an event of default (an “Event of Default”):

(a) the failure to pay interest on, or Liquidated Damages, if any, with respect to, any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(b) the failure to pay the principal or premium, if any, on any Notes, when such principal or premium becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(c) the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(1) commences a voluntary case,

(2) consents to the entry of an order for relief against it in an involuntary case,

(3) consents to the appointment of a custodian for it or for all or substantially all of their property.

(4) makes a general assignment for the benefit of its creditors, or

(5) an admission by the Company in writing of its inability to pay its debts as they become due;

(d) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(2) appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(3) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; and the order or decree remains unstayed and in effect for 60 consecutive days; or

(e) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Indenture).

(d) All references made to a provision in the Indenture or the Notes deleted pursuant to the amendments set forth in Subsections (a) through (c) of this Section 2.01 shall be deleted in their entirety from the Indenture and the Notes, and any definitions used exclusively in the provisions of the Indenture deleted pursuant to the amendments set forth in Subsections (a) through (c) of this Section 2.01 shall be deleted in their entirety from the Indenture. The applicable provisions of the Notes, including without limitation Section 7 thereof, shall be deemed amended to reflect the amendments to the corresponding provisions of the Indenture that are amended pursuant to Subsections (a) through (c) hereof.

(e) Deletion of References and Related References. The Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in this Third Supplemental Indenture.

SECTION 3.01. The Indenture Ratified. Except as hereby otherwise expressly provided, the Indenture is in all respects ratified and confirmed, and all the terms, provisions, and conditions thereof shall be and remain in full force and effect.

SECTION 4.01. Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or pdf shall constitute effective execution and delivery of this Third Supplemental Indenture. Signatures of the parties hereto transmitted by facsimile or pdf shall be deemed to be their original signatures for all purposes.

SECTION 5.01. This Third Supplemental Indenture is a Supplement to the Indenture. This Third Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture.

SECTION 6.01. Governing Law. THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARDS TO CONFLICTS OF LAW PRINCIPLES THEREOF. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS THIRD SUPPLEMENTAL INDENTURE.

SECTION 7.01. References to This Third Supplemental Indenture. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Third Supplemental Indenture may refer to the Indenture without making specific reference to this Third Supplemental Indenture, but nevertheless all such references shall include this Third Supplemental Indenture unless the context otherwise requires.

SECTION 8.01. Effect of This Third Supplemental Indenture. The Indenture shall be deemed to be modified as herein provided, but except as modified hereby, the Indenture shall continue in full force and effect. The Indenture as modified hereby shall be read, taken, and construed as one and the same instrument.

SECTION 9.01. Severability. In the event that any provisions of this Third Supplemental Indenture shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 10.01. Trust Indenture Act. If any provisions hereof limit, qualify, or conflict with any provisions of the TIA required under the TIA to be a part of and govern this Third Supplemental Indenture, the provisions of the TIA shall control. If any provision hereof modifies or excludes any provision of the TIA that pursuant to the TIA may be so modified or excluded, the provisions of the TIA as so modified or excluded hereby shall apply.

SECTION 11.01. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.

SECTION 12.01 Effectiveness. This Third Supplemental Indenture shall become effective upon execution by the Company, the Guarantors and the Trustee.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

VALASSIS COMMUNICATIONS, INC.

By:	/s/ Robert L. Recchia
Name:	Robert L. Recchia
Title:	Chief Financial Officer

VALASSIS DIRECT MAIL, INC.

By:	/s/ Todd Wiseley
Name:	Todd Wiseley
Title:	Vice President

MAILCOUPS, INC.

By:	/s/ Todd Wiseley
Name:	Todd Wiseley
Title:	Vice President

MAILCOUPS DIRECT, INC.

By:	/s/ Todd Wiseley
Name:	Todd Wiseley
Title:	Vice President

NCH MARKETING SERVICES, INC.

By:	/s/ Todd Wiseley
Name:	Todd Wiseley
Title:	Secretary

NCH NUWORLD SPAIN, INC.

By:	/s/ Todd Wiseley
Name:	Todd Wiseley
Title:	Vice President

PROMOTION WATCH, INC.

By:	/s/ Todd Wiseley
Name:	Todd Wiseley
Title:	Vice President

VALASSIS COUPON CLEARING, INC.

By:	/s/ Todd Wiseley
Name:	Todd Wiseley
Title:	Vice President

VALASSIS DATA MANAGEMENT, INC.

By:	/s/ Todd Wiseley
Name:	Todd Wiseley
Title:	Vice President

VALASSIS INTERNATIONAL, INC.

By:	/s/ Todd Wiseley
Name:	Todd Wiseley
Title:	Vice President

VALASSIS MANUFACTURING COMPANY

By:	/s/ Todd Wiseley
Name:	Todd Wiseley
Title:	Vice President

VALASSIS SALES & MARKETING SERVICES, INC.

By:	/s/ Todd Wiseley
Name:	Todd Wiseley
Title:	Vice President

VALASSIS INTERACTIVE, INC.

By:	/s/ Todd Wiseley
Name:	Todd Wiseley
Title:	Vice President

VCI ENTERPRISES, INC.

By:	/s/ Todd Wiseley
Name:	Todd Wiseley
Title:	Vice President

VALASSIS RELATIONSHIP MARKETING SYSTEMS, LLC

By:	/s/ Todd Wiseley
Name:	Todd Wiseley
Title:	General Manager

VALASSIS IN-STORE SOLUTIONS, INC.

By:	/s/ Todd Wiseley
Name:	Todd Wiseley
Title:	Secretary

PERIMETER MARKETING COMPANY

By:	/s/ Lorne Groe
Name:	Lorne Groe
Title:	Vice President

VC HOLDINGS, LLC

By:	/s/ Lorne Groe
Name:	Lorne Groe
Title:	President

[Signature Page to Third Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Lynn M. Steiner
Name:	Lynn M. Steiner
Title:	Vice President

[Signature Page to Third Supplemental Indenture]